SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[X] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          HOWELL INDUSTRIES, INC.
               (Name of Registrant as Specified In Its Charter)

                       ____________________________

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No Fee required
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        Common Stock
        -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

         622,738
        -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $37.00
        -----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

         $23,041,306
        -----------------------------------------------------------------------
    (5) Total fee paid:

        $4,608.26
        -----------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: ________________________________________________
    2) Form, Schedule or Registration Statement No.: __________________________
    3) Filing Party: __________________________________________________________
    4) Date Filed: ____________________________________________________________

                           HOWELL INDUSTRIES, INC.

                          17515 West Nine Mile Road
                                  Suite 650
                          Southfield, Michigan 48075
                                (248) 484-8220


                            _______________, 1997

DEAR SHAREHOLDER:


        You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Howell Industries, Inc. (the "Company"), which will be held on ___day, ____________,1997 at the Company's corporate headquarters, located at 17515 West Nine Mile Road, Suite 650, Southfield, Michigan 48075, commencing at 10:00 A.M., local time. The official Notice of Special Meeting of Shareholders, Proxy Statement and form of proxy are enclosed with this letter.

        At the Special Meeting you will be asked to consider and approve the Agreement and Plan of Merger, dated as of May 21, 1997 (the "Merger Agreement"), by and among the Company, Oxford Automotive, Inc. ("Parent") and HI Acquisition, Inc. ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") and each outstanding share of the Company's common stock will be converted into the right to receive $37 in cash, all as more particularly described in the attached Proxy Statement. The Board of Directors believes that the Merger is in the best interests of the Company and its shareholders.

        The Board of Directors unanimously has adopted the Merger Agreement and recommends that you vote in favor of the Merger.

        Please read carefully the accompanying Notice of Special Meeting of Shareholders and Proxy Statement for information regarding the Merger and related matters.

        Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

        Please do not send your stock certificates with your proxy card. Following the approval of the Merger Agreement and the satisfaction of other conditions to the Merger, you will receive a transmittal form and instructions for the surrender and exchange of your share certificates.


                               Sincerely yours,

                                MORTON SCHIFF
                    President and Chief Executive Officer

                           [Intentionally Left Blank]

                           HOWELL INDUSTRIES, INC.

                          17515 West Nine Mile Road
                                  Suite 650
                          Southfield, Michigan 48075
                                (248) 424-8220


                              ------------------

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       To be held ______________, 1997

TO THE SHAREHOLDERS OF HOWELL INDUSTRIES, INC.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Howell Industries, Inc., a Michigan corporation (the "Company"), will be held on _____day, ____________, 1997 at 10:00 A.M., local time, at the Company's corporate headquarters, located at 17515 West Nine Mile Road, Suite 650, Southfield, Michigan 48075, for the following purposes:

        1. To consider and approve the Agreement and Plan of Merger, dated as of May 21, 1997 (the "Merger Agreement"), between the Company, Oxford Automotive, Inc. ("Parent"), and HI Acquisition, Inc. ("Merger Sub"), a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Merger Sub will be merged into the Company, the Company will become a wholly-owned subsidiary of Parent and each outstanding share of common stock of the Company will be converted into the right to receive $37 in cash.

        2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business on _____________, 1997 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

        All shareholders are cordially invited to attend the Special Meeting. However, the Company urges you to assure your representation at the Special Meeting by signing and returning the enclosed proxy in the postage prepaid envelope provided as promptly as possible. The giving of this proxy does not affect your right to vote in person if you attend the Special Meeting.

                                     By Order of the Board of Directors

                                     CYRIL MOSCOW, Secretary


Southfield, Michigan
_________________, 1997

        PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD
        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL
        MEETING.

                           [Intentionally Left Blank]

                                       TABLE OF CONTENTS

        SUMMARY...............................................................
               The Special Meeting............................................
               The Merger.....................................................
               The Parties....................................................

        GENERAL INFORMATION...................................................

        PURPOSE OF THE SPECIAL MEETING........................................

        VOTING, PROXIES AND REVOCABILITY......................................

        THE MERGER............................................................
               Background of the Merger.......................................
               Recommendation of the Board of Directors of the Company........
               Certain Financial Projections of the Company...................
               Opinion of Financial Advisor...................................
               Required Vote..................................................
               Terms of the Merger............................................
               Effective Time.................................................
               Exchange of Stock Certificates.................................
               Sources and Amount of Funds....................................
               Representations and Warranties; Covenants; Conditions..........
               Modification; Termination......................................
               Termination Fee. ..............................................
               Expenses.......................................................
               Federal Income Tax Consequences to the Company's
                Shareholders..................................................
               Regulatory Matters.............................................

        INTERESTS OF CERTAIN PERSONS IN THE MERGER............................
               Shareholder Agreement..........................................
               Agreements with Management.....................................
               Other Interests................................................

        INFORMATION ABOUT THE COMPANY.........................................

        SELECTED FINANCIAL DATA OF THE COMPANY................................

        INFORMATION ABOUT PARENT AND MERGER SUB...............................

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
        MANAGEMENT............................................................

        INDEPENDENT PUBLIC ACCOUNTANTS........................................

        SHAREHOLDER PROPOSAL DEADLINE.........................................

        OTHER BUSINESS........................................................

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................

                           HOWELL INDUSTRIES, INC.

                          17515 West Nine Mile Road
                                  Suite 650
                          Southfield, Michigan 48075
                                (248) 424-8220
                             -------------------

                               PROXY STATEMENT
                             -------------------


                       SPECIAL MEETING OF SHAREHOLDERS
                            ________________,1997
              Approximate date of mailing - ______________, 1997


                                   SUMMARY

        The following is only a summary of information contained elsewhere in this Proxy Statement and does not purport to be complete. All statements in the following summary are qualified by, and are made subject to, the more detailed information contained elsewhere in this Proxy Statement and its Appendices. The full text of the Merger Agreement is attached as Appendix A. All references in this Proxy Statement to the Merger Agreement and the transactions to be effected pursuant to the Merger Agreement are qualified in their entirety by reference to the actual text of the Merger Agreement.

The Special Meeting

        Date, Time and Place. The Special Meeting of Shareholders of the Company will be held at the offices of the Company, located at 17515 West Nine Mile Road, Suite 650, Southfield, Michigan, on ___________day, __________________, 1997 at 10:00 A.M., Eastern Standard Time. See "General Information."

        Record Date; Shares Entitled to Vote. Holders of record of the Company's common stock ("Common Stock") at the close of business on ________________, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and at any adjournment thereof. On such date, there were 622,738 shares of Common Stock outstanding, each of which will be entitled to one vote. See "Voting, Proxies and Revocability."

        Purpose of the Special Meeting. The purpose of the Special Meeting is to vote on the approval of the Agreement and Plan of Merger, dated as of May 21, 1997, among Parent, Merger Sub and the Company (the "Merger Agreement"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Upon consummation of the Merger,

Merger Sub will be merged into the Company, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Common Stock will be converted into the right to receive $37 in cash.

        Vote Required. Under Michigan law, the affirmative vote of holders of not less than a majority of the outstanding shares of the Common Stock is required for approval of the Merger Agreement. Pursuant to an agreement with Parent, dated as of May 21, 1997, trusts holding 202,972 shares of Common Stock (32.6%) agreed to vote in favor of the Merger. See "Voting, Proxies and Revocability" and "Interests of Certain Persons in the Merger."

        Security Ownership of Management and Certain Other Persons. As of the Record Date, NBD Bank and Morton Schiff, as Trustees under the Herbert H. Freedland Marital Trusts (the "Freedland Trusts") owned approximately 32.6% of the outstanding Common Stock. The Howell Industries, Inc. Employee Stock Ownership Plan owned approximately 9.6%. Directors and executive officers as a group otherwise owned less than 1% of the outstanding Common Stock.

The Merger

        Principal Effects of the Merger. The Merger Agreement provides that, when the Merger becomes effective, each outstanding share of the Common Stock will be converted into the right to receive $37 in cash.

        As a result of the Merger, the outstanding shares of Merger Sub common stock owned by Parent will be converted into shares of common stock of the Company, and the Company will, therefore, become a wholly-owned subsidiary of Parent.

        Effective Time of the Merger. If the Merger Agreement is approved by the shareholders of the Company and if all of the conditions to its consummation are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Administrator of the Department of Consumer and Industry Services of the State of Michigan. Assuming such approval and satisfaction or waiver of such conditions are obtained, it is expected that this filing will be made and the Merger will become effective as soon as is practicable after the Special Meeting. The closing of the Merger may be extended to such other day as Merger Sub, Parent and the Company mutually agree upon. The Board of Directors of Parent or the Company may terminate the Merger Agreement if the approval of the Company's shareholders is not obtained by December 15, 1997, or if the Merger is not consummated by December 31, 1997. See "The Merger - Effective Time" and "The Merger Modification; Termination."

        Opinion of Financial Advisor. The Company engaged Roney & Co. ("Roney") to act as its financial advisor in connection with the Merger and related matters. On May 20, 1997, Roney delivered its opinion to the Board of Directors to the effect that the proposed consideration to be received by the holders of Common Stock in the Merger ($37.00 per share in cash) is fair to shareholders from a financial point of view. The opinion of Roney will not be updated and is limited to the facts and circumstances on May 20, 1997. See "The Merger - Opinion of Financial Advisor." A copy of the Roney opinion is attached as Appendix B and incorporated into this Proxy Statement by reference. Shareholders of the Company are urged to read carefully in its entirety the opinion of Roney which sets forth the assumptions made, matters considered and limits on the review undertaken.

        Certain Federal Income Tax Consequences. The receipt of cash for shares of the Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to the shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of the Common Stock will realize gain or loss measured by the difference between such shareholder's adjusted tax basis for the shares of the Common Stock owned by the shareholder at the time of the Merger and the amount of cash received for such shares. In general, such gain or loss will be capital gain or loss if the shares of the Common Stock are capital assets in the hands of such shareholder; any such gain or loss realized will constitute long-term or short-term capital gain or loss depending on the shareholder's holding period for such shares and the date such shares were acquired. See "The Merger - Federal Income Tax Consequences to the Company's Shareholders."

        Shareholders are urged to consult their personal tax advisors with respect to the tax consequences of the transaction.

        Interests of Certain Persons in the Merger. Pursuant to an employment agreement, Morton Schiff, President and Chief Executive Officer, was to be employed for a period of three years after a change of control of the Company. The employment agreement was amended on June ____, 1997 to provide for termination of employment after the Merger and a payment of $607,000 to Mr. Schiff, in lieu of future compensation under his employment agreement. Mr. Schiff also will receive a cash payment with respect to the cancellation of his employee stock option to purchase 10,000 shares of Common Stock at $24 per share.

        Other executive officers have bonus and severance agreements with the Company. In addition, the Merger Agreement provides for indemnification and insurance for directors and officers. (See "Interests of Certain Persons in the Merger - Other Interests.")

        Appraisal rights. Under the Michigan Business Corporation Act ("MBCA"), holders of the Common Stock are not entitled to any appraisal rights with respect to the Merger.

        Sources and Amount of Funds. The amount of funds to be used to acquire the shares of Common Stock pursuant to the Merger Agreement is approximately $23 million. The Company has been informed by Parent that Parent has received reasonable assurances that it will have financing available to complete the Merger. See "The Merger - Source and Amount of Funds."

The Parties

        The Company. The Company is engaged in the original manufacture of steel automotive structural supports including suspension control arms and other stampings and assemblies. The Company's principal manufacturing facility is in Masury, Ohio with additional production in a plant in Lapeer, Michigan. Almost all sales are to Ford Motor Company and Chrysler Corporation. The Company is a Michigan corporation with shares traded on the American Stock Exchange.

        Parent. Parent is a privately held Michigan corporation headquartered in Bloomfield Hills, Michigan. Through its two principal subsidiaries, BMG North America Limited and Lobdell Emery Corporation, it produces engineered metal components, assemblies and modules for the automotive industry. Parent currently operates eight manufacturing facilities located in Canada and the United States. For the year ended March 31, 1997, on a pro forma basis for the recent acquisition of Lobdell Emery Corporation, Parent would have had net sales of approximately $330.2 million.

        Merger Sub. Merger Sub is a Michigan corporation which is 100% owned by Parent. Merger Sub was recently formed in preparation for the Merger and has not conducted any business.

                             GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Howell Industries, Inc. (the "Company") for use at the Special Meeting of Shareholders ("Special Meeting") to be held at the offices of the Company, located at 17515 West Nine Mile Road, Suite 650, Southfield, Michigan 48075, on _______day, ______________, 1997 at 10:00 A.M., Eastern Standard Time, or any adjournment thereof, for the purposes set forth below and in the accompanying Notice of Special Meeting of Shareholders. The merger of HI Acquisition, Inc. ("Merger Sub"), a wholly-owned subsidiary of Oxford Automotive, Inc. ("Parent"), with and into the Company is referred to in this Proxy Statement as the "Merger." This Proxy Statement and the accompanying form of proxy are first being mailed on or about ________________, 1997 to shareholders of record at the close of business on __________________, 1997 (the "Record Date"). The Company will pay the cost of soliciting proxies, including expenses for preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph, facsimile or personal interview.

                        PURPOSE OF THE SPECIAL MEETING

        At the Special Meeting, the shareholders of the Company will vote on whether to approve the Merger in accordance with the Agreement and Plan of Merger, dated as of May 21, 1997, among Parent, Merger Sub and the Company (the "Merger Agreement"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix
A. Upon consummation of the Merger, Merger Sub will be merged into the Company, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of the Common Stock will be converted into the right to receive $37 in cash.

        THE TRANSACTION TO BE CONSIDERED AT THIS SPECIAL MEETING INVOLVES A MATTER OF GREAT IMPORTANCE TO THE SHAREHOLDERS. IF THE MERGER IS APPROVED, UPON THE CONSUMMATION OF THE MERGER, THE SHAREHOLDERS WILL HAVE NO FURTHER RIGHTS AS SHAREHOLDERS OF THE COMPANY AND WILL HAVE ONLY THE RIGHT TO RECEIVE A PAYMENT OF $37 PER SHARE IN CASH. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT.

                       VOTING, PROXIES AND REVOCABILITY

        ____________________, 1997 has been fixed as the Record Date for determining shareholders of the Company entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, shareholders of record at the close of business on the Record Date will be entitled to one vote for each share of the Common Stock held. As of the close of business on the Record Date, the Company had 622,738 shares of Common Stock outstanding.

        A majority, or 311,370 shares of Common Stock, must be represented at the Special Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

        Under Michigan law, the affirmative vote of holders of a majority of the outstanding shares of the Common Stock is required for approval of the Merger Agreement. Pursuant to an agreement dated as of May 21, 1997, NBD Bank and Morton Schiff, as Trustees under the Herbert H. Freedland Marital Trusts ("the Freedland Trusts") agreed to vote approximately 32.6% of the outstanding shares of Common Stock in favor of the Merger.

        Proxies in the enclosed form which are returned in time for the Special Meeting, and executed in accordance with the instructions thereon will be voted as specified therein. If no specification is made, the proxies will be voted FOR approval and adoption of the Merger Agreement.

        A shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company at the Company's principal executive offices, 17515 West Nine Mile Road, Suite 650, Southfield, Michigan 48075, either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the shareholder who executed it is present at the Special Meeting and votes in person.

        This Special Meeting may be adjourned, and additional proxies solicited, if at the time of the Special Meeting the votes necessary to approve the Merger Agreement have not been obtained. Any adjournment of the Special Meeting will require the affirmative vote of a majority of the Common Stock represented at the Special Meeting, in person or by proxy, even if less than a quorum.

        THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY HAVE DETERMINED UNANIMOUSLY THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMEND THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                  THE MERGER
Background of the Merger

        In recent years, the Company, in common with other suppliers to original equipment automotive manufacturers, has faced increased customer pressure for cost reductions, quality improvements, and additional services. Manufacturers also have adopted policies to reduce the number of their suppliers. In 1994, in order to improve its production capabilities, the Company began a plant consolidation program under which most of its production activities would be conducted at its Masury, Ohio plant. The disruption and inefficiencies of the consolidation and the simultaneous introduction of production of new parts adversely affected earnings. In early 1996, the Board of Directors began to consider the advisability of the sale of the Company. Among the considerations reviewed were the changes in the original equipment automotive supply industry, the slow progress in achieving anticipated operating results at the Company's Masury plant, the likely need for a new chief executive officer within the next few years, and the limited market for the Company's shares, with resulting lack of liquidity for major shareholders. After completion of the fiscal year ended July 31, 1996, the Board of Directors reviewed the foregoing factors and the Company's business position and engaged Roney to explore the possible sale or merger of the Company. The engagement of Roney was announced on November 11, 1996.

        In late 1996, Roney contacted a large number of potential purchasers to determine interest in a possible acquisition. Fifty-nine companies requested additional information and executed confidentiality agreements. Roney distributed a confidential offering memorandum to those companies and received written indications of interest from eight companies. Six companies made plant visits in December, 1996 and January, 1997. In January, 1997, a prospective purchaser indicated a purchase price of $51 per share and during February engaged in an extensive business investigation. In March, 1997, that purchaser revised its proposal to $37 per share, subject to further investigation.

        Roney continued discussions with other potential purchasers. Among those contacted was Parent which had earlier indicated an interest in the Company. Another potential purchaser made a proposal of $40 per share which it ultimately withdrew because of business uncertainties. In April and May, 1997, the Company engaged in negotiations with Parent, and Parent conducted a business investigation. A tentative understanding at a price of $37 per share was reached with Parent in mid-May, 1997, subject to further investigation by Parent. On May 20, 1997, the board of directors approved the Merger Agreement, and it was executed and publicly announced on May 21, 1997.

Recommendation of the Board of Directors of the Company

        The Board of Directors of the Company unanimously adopted the Merger Agreement and directed that it be submitted to the shareholders for their approval. The terms of the Merger, including the conversion rate of $37 in cash for each outstanding share of the Common Stock, are the result of arm's-length negotiations between representatives of the Company and of Parent.

        The Board of Directors recommends the approval of the Merger Agreement by the shareholders of the Company in the belief that the Merger is in the best interests of the Company and its shareholders. In making the determination, the Board of Directors considered, among other factors, the following: (i) the purchase price of $37 per share ($23,041,306 in the aggregate) reflects a premium over the market price (before the announcement of a possible sale) of the Common Stock, (ii) the belief of the Board of Directors that the Merger will permit the Company's shareholders to realize more for their shares than they could otherwise reasonably expect to receive in the near future, (iii) the business risks of operation as a comparatively small original equipment automotive supplier, (iv) the belief of the Board of Directors that the proposed Merger was the best proposal received by the Company after its solicitation process, (v) the belief of the Board of Directors that no other bidder at a higher price would be forthcoming, (vi) the recommendation of Company management that the Merger Agreement be approved, (vii) the past earnings of the Company and its future prospects,
(viii) historical market prices for the Common Stock, (ix) the Company's book value and the fair market value of its assets, and (x) the opinion of Roney, the Company's financial advisor, that the proposed cash consideration to be received by shareholders pursuant to the Merger is fair to such shareholders from a financial point of view. The Board of Directors did not assign relative weight to the foregoing factors or determine that any factor was of greater importance than another factor. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to it and considered by it. For a description of Roney's opinion and fee in connection with the Merger, see "Opinion of Financial Advisor" and "Expenses."

        Accordingly the Board of Directors of the Company believes that, under all the circumstances, the purchase price of $37 per share is in the best interests of the Company's shareholders. The Board, therefore, recommends that the Merger Agreement be approved by the shareholders of the Company.

        See "Interests of Certain Persons in the Merger" concerning interests of various persons in the Merger.

Opinion of Financial Advisor

        In November, 1996, the Company's Board of Directors retained Roney to act as the Company's exclusive financial adviser with respect to the possible sale or merger of the Company. As part of its services, Roney analyzed the Company and its operations, historical performance and future prospects; identified and contacted selected companies acceptable to the Company's Board of Directors to solicit indications of interest in a possible business combination with the Company; participated in negotiations concerning the financial aspects of the Merger Agreement and provided an opinion as to the fairness, from a financial point of view of the consideration paid to holders of the Common Stock.

        Roney is a nationally recognized investment banking firm regularly engaged, with respect to manufacturing companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities. No limitations were imposed by the Company Board of Directors upon Roney with respect to the investigations made or procedures followed by Roney in rendering its opinion.

        On May 20, 1997 Roney orally delivered its opinion to the Company Board of Directors to the effect that the purchase price is fair, from a financial point of view, to the holders of Common Stock. A subsequently provided written opinion describes the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Roney. A copy of Roney's opinion is attached as Appendix B. Roney's opinion to the Board of Directors addresses only the fairness from a financial point of view of the consideration to be received by such shareholders pursuant to the Merger Agreement and does not constitute a recommendation to any shareholder of the Company with respect to the approval of the transactions contemplated by the Merger Agreement. STOCKHOLDERS ARE URGED TO READ CAREFULLY SUCH OPINION IN ITS ENTIRETY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN. THE SUMMARY OF THE RONEY OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

        For purposes of its opinion and in connection with its review of the proposed transaction, Roney, among other things: (a) participated in discussions and negotiations among representatives of the Company and Parent and their respective legal advisers that resulted in the Merger Agreement;
(b) reviewed the Merger Agreement; (c) reviewed publicly available financial statements, both audited and unaudited, for the Company, including those included in the Annual Report on Form 10-K for the year ended July 31, 1996, the Quarterly Reports on Form 10-Q for the periods ended October 31, 1996 and January 31, 1997 and the most recent annual proxy statement for the Company;
(d) reviewed financial statements and other financial and operating data prepared by Company management, including financial statements at April 30, 1997; (e) reviewed financial projections of Company, prepared on a stand alone basis, by Company management; (f) discussed aspects of the past and current business operations, results of customer reviews and purchasing strategies, financial condition and future prospects of the Company with members of its management; (g) reviewed reported market prices and historical trading activity of Company Common Stock; (h) reviewed aspects of the financial performance of the Company and compared such financial performance of the Company with the stock market data relating to the company and similar data available for other manufacturing companies and their securities; (i) reviewed the financial terms, to the extent publicly available, of recent business combinations involving other manufacturing companies; and (j) conducted such other studies, analyses and examinations as Roney deemed appropriate.

        Roney relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by the Company, its respective representatives and of the publicly available information reviewed by Roney. Roney did not independently verify and relied on and assumed that the aggregate accruals set forth in the balance sheet of the Company at April 30, 1997, were adequate to cover such matters and complied fully with applicable law and sound business practice as of the date of such financial statements. Roney did not independently verify the carrying values of property, plant and equipment carried on the Company's balance sheets. Roney was not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company, nor did Roney make any independent evaluation or appraisal of assets, liabilities or prospects of the Company.

        Prior to rendering its written opinion to the Company Board of Directors, Roney rendered an oral opinion to the Company Board of Directors on May 20, 1997. Set forth below is a summary of the analyses performed by Roney in reaching its May 20, 1997 opinion.

        In analyzing the value of the Common Stock, Roney (i) analyzed the market prices at which the Common Stock traded in the 12-month period immediately preceding the adoption of the Merger Agreement on May 20, 1997 (the "Approval Date") and the implied purchase price premiums over certain of those market prices to be paid to the Company's shareholders in the Merger, based on the cash consideration offered by Parent (the "Purchase Price Premium Analysis"); (ii) performed an analysis of the Company's book and forced asset sale values; (iii) performed a discounted cash flow analysis;
(iv) performed a comparable company analysis; and (v) performed a comparable transaction analysis.

        The following description summarizes the analyses used by Roney as the basis for its opinion:

        Stock Trading History. Roney analyzed the closing prices of the Common Stock over the 12-month period preceding the Approval Date and the purchase price premiums implied by the Parent's offer as of certain such dates. This analysis resulted in a range of purchase price premiums for the Common Stock of 29% based upon the last trade of the Common Stock prior to the Company publicly announcing its intention to explore sale or merger ($28.75 on November 11, 1996). Roney noted that the market for Common Stock was highly illiquid for a publicly traded security and experienced sustained periods with limited trading volume. In addition, Roney analyzed the relationship between the movements of such common stock prices to the market prices of common stocks of the companies in the Company Group (as defined below in the comparable company analysis).

        Book Value Analysis. Roney performed a Net Book Value and Forced Asset Sale Value Analysis for the Company based upon the balance sheet information dated March 31, 1997. In comparing the Company's book value per share of $32.16, as of March 31, 1997, Roney noted an approximate premium of 15% between book value and the purchase price of $37.00. This analysis resulted in a range of values for the Common Stock of $32.16 to $34.79 per share with a mean value of $33.47 per share.

        Discounted Cash Flow Analysis. Roney performed a discounted cash flow analysis of the projected unleveraged cash flows of the Company from August 1, 1997 through July 31, 2001, if the Company performed in accordance with management's forecast. Roney also analyzed two other scenarios utilizing figures that were different than management's forecast. Roney also estimated the terminal value of the Company's common equity as of July 31, 1997, by applying a range of multiples to the Company's projected 2001 cash flow. Roney applied discount rates of 11.5%, 13.5%, and 15.5% and terminal value multiples of 5.0x, 5.5x and 6.0x to the projected unleveraged cash flows. This analysis resulted in a range of values (including cash and investments on the Company's balance sheet of approximately $1.60 per share) for the company of $25.01 to $31.39 per share, with a mean value of $28.20.

        Comparable Company Analysis. Roney reviewed certain actual and estimated financial, operating and stock market information of the Company and a group ("Company Group") of publicly traded automotive supplier companies judged to be generally comparable to the Company. Automotive supplier companies selected as comparable to the Company were Autocam Corporation, Arvin Industries, Inc., Breed Technologies, Dana Corporation, Excel Industries, Inc., Gentex Corporation, Gencorp, Inc., Intermet Corporation, The Lamson & Sessions Co., Modine Manufacturing Co., Mascotech, Inc., Shiloh Industries, Inc., Simpson Industries, Inc., Stant Corporation, Superior Industries Int'l, Tower Automotive, Inc., Varlen Corporation, and Walbro Corporation. Roney also compared equity values as a multiple of trailing net income, projected 1997 net income, and current book value in addition to reviewing multiples of last twelve months operating income and last twelve months sales. All multiples were calculated using closing stock prices on May 19, 1997. Applying the comparable company multiples to the subject, the indicated value of each share of Common Stock ranged from $38.08 to $39.47, with an overall mean value of $38.78.

        Analysis of Selected Merger Transactions. Using publicly available information, Roney analyzed the purchase prices and multiples paid in the following selected transactions in the automotive supplier industry from 1993 through April, 1997: Automotive Industries, Inc./ASAA Technologies, Inc., Automotive Industries, Inc./Fibercraft/DES Con Eng., Inc., Tower Automotive/Kalamazoo Stamping, JPE, Inc./StarBoard Industries, JPE, Inc./Industrial

Automotive Fasteners, JPE, Inc./Plastic Trim, Inc., Douglas and Lomason/Bestop, Inc., Johnstone American Industries, Inc./Truck Components, Inc., Lear Seating, Inc./Automotive Industries, Inc., Larizza Industries, Inc./Collins & Aikman Corp., Tower Automotive/Trylon - Mascotech; Lear Corp../Masland Corporation, Intermet Corp./Sudbury, Inc., Tower Automotive, Inc./APC Division of A.O. Smith, Tomkins PLC/Stant Corporation, and GKN PLC/Sinter Metals. Roney compared purchase prices as a multiple of earnings before interest and taxes ("EBIT") for the year that each transaction was consummated. These calculations yielded a range of multiples from approximately 4x to 19x EBIT resulting in an average of approximately 8.09x. This analysis resulted in a range for each share of Common Stock of $27.43 to $43.42, with a mean of $35.43.

        The book value analysis, discounted cash flow analysis, comparable company analysis, and comparable transaction analysis resulted in an overall value range for each share of Common Stock of $30.67 to $37.27, with a mean of $33.97.

        In connection with its written opinion, Roney performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

        Although the summary set forth above does not purport to be complete a description of the analyses performed by Roney, the material analyses performed by Roney in rendering its opinion have been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Roney believes that its analyses and the summary set forth above must be considered as a whole, and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which Roney reached its opinions. In addition, Roney may have given various analyses more weight than others. Also Roney may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Roney's view of the actual value of the Company.

        In performing its analyses, Roney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Roney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Roney's analysis of the fairness, from a financial point of view, of the consideration to be received. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Roney used in its analyses various projections of future performance prepared by the management of the Company. The projections are based on numerous variables and assumptions which are inherently unpredictable. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Roney's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other business combination in which the Company might engage. In addition, as described above, Roney's opinion to the Company's Board of Directors was one of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Merger Agreement.

        Pursuant to the terms of Roney's engagement, the Company has agreed to pay Roney a transaction fee for its advisory services of 1 1/2% of the consideration paid to shareholders ($345,620, of which $50,000 has been paid). The Company has also agreed to reimburse Roney for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Roney and certain related persons or entities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Required Vote

        Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of the Common Stock. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting, but they will have the effect of a "no" vote with respect to the approval of the Merger Agreement, because such approval requires the affirmative vote of a majority of the outstanding shares of Common Stock. The Freedland Trusts have agreed to vote 32.6% of the outstanding shares in favor of the Merger. See "Interests of Certain persons in the Merger - Shareholder Agreement."

Terms of the Merger

        A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and all references in this Proxy Statement to the Merger Agreement and the transactions to be effected pursuant to the Merger Agreement are qualified in their entirety by reference to the actual text of the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub, a wholly-owned subsidiary of Parent, into the Company. After consummation of the Merger, the Articles of Incorporation and Bylaws of Merger Sub will be the Articles of Incorporation and Bylaws of the surviving corporation, and the directors and officers of Merger Sub will be the directors and officers of the surviving corporation. The Merger Agreement further provides that, when the Merger becomes effective, each outstanding share of the Common Stock will be cancelled and retired, and each such share will be converted into the right to receive $37 in cash, without interest.

        At the Effective Time, Merger Sub will cease to exist and the Company will automatically assume all liabilities and obligations of Merger Sub. As a result of the Merger, the outstanding shares of Merger Sub common stock owned by Parent will be converted into shares of common stock of the Company, and the Company will, therefore, become a wholly-owned subsidiary of Parent. As of the effective time of the Merger, the Common Stock is expected to be delisted from the American Stock Exchange, and shares of the Common Stock will no longer be traded on the American Stock Exchange. In addition, the registration of the Common Stock under the Securities Exchange Act of 1934 will be terminated.

Effective Time

        If the Merger Agreement is approved by the shareholders of the Company and if all of the conditions to its consummation are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Department of Consumer and Industry Services of the State of Michigan (the "Effective Time"). Assuming such approval and satisfaction or waiver of such conditions are obtained, it is expected that this filing will be made and the Merger will become effective as soon as is practicable after the Special Meeting; provided, that the closing of the Merger may be extended to such other day as Merger Sub, Parent and the Company shall mutually agree upon. The Board of Directors of Parent or the Company may terminate the Merger Agreement under certain circumstances.
See "Modification; Termination."

Exchange of Stock Certificates

        At the Effective Time, certificates representing shares of Common Stock will be deemed to represent solely the right to receive cash in the amount of $37 per share. Promptly after the Effective Time, a transmittal letter will be forwarded to the Company's shareholders of record by a bank selected by Parent (the "Disbursing Agent"), giving them instructions concerning the exchange of their stock certificates for payment.

HOLDERS OF THE COMPANY'S COMMON STOCK SHOULD NOT FORWARD
THEIR STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF
INSTRUCTIONS.

        Upon surrender to the Disbursing Agent of certificates representing their shares of Common Stock and of the transmittal letter described above, properly endorsed, shareholders will be entitled to receive $37 in cash per share of Common Stock.

Sources and Amount of Funds

        The amount of funds to be used to acquire the shares of Common Stock pursuant to the Merger Agreement is approximately $23 million. The Company has been informed by Parent that Parent has received reasonable assurances that it will have funds available to complete the Merger from borrowings and general corporate funds.

Representations and Warranties; Covenants; Conditions

        The Company, Merger Sub and Parent have made representations and warranties to, and agreed to covenants with, one another in the Merger Agreement. The representations and warranties of the Company concern, among other things, the Company's outstanding capital stock, the absence of certain violations or breaches caused by the Merger, consents and approvals required, compliance with laws, financial condition, results of operations, absence of certain changes or events between July 31, 1996 and the Effective Time, ownership of, and encumbrances on, the Company's assets, liabilities (including tax and environmental matters), legal proceedings, employee benefit plans, licenses, insurance coverage, brokers' fees, intellectual property, contracts, and labor matters. The representations and warranties of Parent and Merger Sub concern, among other things, their organization, authority relative to the Merger Agreement and consents and approvals required. Also, the Company has agreed that the Company's Board of Directors will recommend to the Company's shareholders the approval of the Merger Agreement, subject to the fiduciary duties of the directors.

        In addition, the Company has agreed not to solicit, directly or indirectly, any tender or exchange offer, merger, business combination, sale of a significant amount of assets or equity interest, recapitalization, restructuring, or similar transaction involving the Company ("Acquisition Proposal") or, subject to the fiduciary duties of the Company's Board of Directors, furnish information or engage in discussions or negotiations with any person or entity concerning an Acquisition Proposal. If the Company accepts an Acquisition Proposal or the Board of Directors recommends against the Merger, the Company will pay Parent a fee of $1,000,000 under certain circumstances. See "Termination Fee." The Company has also covenanted not to declare any dividend, other than as provided in the Merger Agreement, or other distribution with respect to the Common Stock before the Merger, without the prior written consent of Parent. If the Merger is consummated, all representations, warranties and covenants in the Merger Agreement terminate, except for covenants related to payment for the Common Stock, the covenant to indemnify the Company's officers and directors (see "Interests of Certain Persons in the Merger") and specified confidentiality and miscellaneous obligations of the parties.

        The consummation of the Merger is subject to a number of conditions, including the following: (i) the representations and warranties of each party in the Merger Agreement shall be true and correct, (ii) all actions required to be performed by a party at or before the Effective Time shall have been so performed, including, among other things, the delivery of legal opinions and certificates of officers, (iii) the Merger Agreement shall have been approved by the requisite vote of holders of the Common Stock, and (iv) no action or proceeding shall have been instituted by any governmental authority to restrain or invalidate the Merger Agreement.

        The Merger Agreement provides that the party whose obligation to proceed is subject to the satisfaction of such condition, may waive the satisfaction of any such condition in writing. This provision would not allow the parties to waive the requirement that the Company's shareholders approve the Merger Agreement.

Modification; Termination

        At any time before the Effective Time, the Company, Merger Sub and Parent may, by written agreement, extend the time for the performance of any obligation or other act of the parties under the Merger Agreement, waive compliance with any agreements or conditions, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered in connection with the Merger Agreement, or, notwithstanding any shareholder approval, amend the Merger Agreement; provided, that after approval of the Merger Agreement by the Company's shareholders, no amendment may be made that by law requires further approval by such shareholders unless such approval shall be obtained.

        The Merger Agreement may be terminated, notwithstanding shareholder approval, at any time before the Effective Time under various circumstances, including, (i) by written consent of Parent and the Company, (ii) by either Parent or the Company if the Merger is not consummated by December 31, 1997 (except by a party whose failure to fulfill an obligation caused or resulted in the failure to consummate the Merger), (iii) by either Parent or the Company if a court or governmental authority prevents the Merger, except by a party whose non-compliance with its obligations materially contributed to the court or governmental action, (iv) by Parent or the Company if the requisite vote of the shareholders is not obtained by December 15, 1997, except that the Company may not elect to terminate the Merger Agreement if it has not complied with its obligations concerning the Special Meeting, (v) by Parent or the Company if representations or warranties of the other party are untrue or upon breach of an agreement or covenant of the other party, and the condition is not cured as set forth in the Merger Agreement, (vi) by Parent if the Board of Directors of the Company changes its approval of the Merger or recommends to the shareholders an Acquisition Proposal, (vii) by Parent if any person other than Parent or its affiliates or the Freedland Trusts becomes the beneficial owner of 19.9% of the outstanding Common Stock, or
(viii) by the Company if it executes a definitive agreement with respect to an Acquisition Proposal in accordance with the Merger Agreement.

Termination Fee

        The Company has agreed to pay a termination fee of $1,000,000 (the "Fee") to Parent if the Merger is terminated because of the change of the recommendation of the Board of Directors of the Company or the Company has entered into a definitive agreement with respect to an Acquisition Proposal, or if the Merger is terminated by Parent because a person other than Parent or its affiliates or the Freedland Trusts acquires 19.9% of the outstanding Common Stock and, within one year of the termination, a person shall acquire ownership of a majority of the outstanding Common Stock, or obtain representation on the Board of Directors, or enter into a definitive agreement with the Company with respect to an Acquisition Proposal.

Expenses

        Except for the Fee and a provision in the Merger Agreement providing for the payment of Parent's reasonable out-of-pocket expenses if the shareholders fail to approve the Merger at the Special Meeting despite a favorable Board recommendation, each party to the Merger Agreement will pay its own costs and expenses incident to the Merger Agreement and the related transactions. The Company has entered into an agreement with Roney, which has acted as financial advisor for the Company in connection with the Merger. The Company will pay Roney an aggregate fee of $345,620 for its services less $50,000 previously paid, if the Merger is consummated, plus Roney's reasonable out-of-pocket expenses. See "Opinion of Financial Advisor."

Federal Income Tax Consequences to the Company's Shareholders

        The receipt of cash for shares of the Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to the shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of the Common Stock will realize gain or loss measured by the difference between such shareholder's adjusted tax basis for the shares of the Common Stock owned by the shareholder at the time of the Merger and the amount of cash received for such shares. In general, such gain or loss will be capital gain or loss if the shares of the Common Stock are capital assets in the hands of such shareholder; any such gain or loss realized will constitute long-term or short-term capital gain or loss depending on the shareholder's holding period for such shares and the date such shares were acquired. Under current federal law, a non-corporate shareholder will be taxed at a maximum rate of 28% on long-term capital gain.

        No ruling has been or will be requested from the Internal Revenue Service as to any of the tax effects of the transactions discussed in this Proxy Statement.

        The foregoing is only a general description of certain of the federal income tax consequences of the Merger to holders of the Common Stock, without giving consideration to the particular facts and circumstances of each shareholder's situation, and is based on present law. Shareholders are urged to consult their personal tax advisors with respect to the tax consequences of the transaction, including the federal, state, local and foreign tax consequences of the Merger.

Regulatory Matters

        Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Parent and the Company each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The waiting periods for the HSR Act with respect to such filings were terminated on ___________, 1997. Parent and the Company do not believe that any additional governmental filings are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Administrator of the Department of Consumer and Industry Services of the State of Michigan.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

Shareholder Agreement

        Pursuant to an agreement dated as of May 21, 1997 (the "Shareholder Agreement"), the Freedland Trusts granted to Parent and Merger Sub the option to purchase the 202,972 shares of the Common Stock held by the Freedland Trusts at a purchase price of $37 per share, subject to adjustment. The option is exercisable until the earlier of the termination of the Merger Agreement or December 31, 1997. The Shareholder Agreement further provides that the Freedland Trusts shall vote the shares in favor of the Merger and against any action that would interfere with the Merger. The Freedland Trusts also agreed not to solicit any Acquisition Proposal except as permitted by the Merger Agreement.

Agreements with Management

        Pursuant to an employment agreement, Mr. Schiff is to be employed for a period of three years after a change of control in his present position, at his current salary and with an annual bonus of not less than the average bonus he received for the three prior fiscal years, plus incidental benefits. On June __, 1997, the Company, Parent, and Mr. Schiff agreed that Mr. Schiff's employment would terminate at the Effective Time, and that he will receive a cash payment of $607,000 in lieu of further compensation under the employment agreement. Mr. Schiff also will receive $130,000 in connection with the cancellation of his option to purchase 10,000 shares of Common Stock at $24 per share.

        Pursuant to bonus and severance agreements dated November 14, 1996, Mark Duddles and Dean McLeod, Vice Presidents, will receive cash bonuses of $36,667 and $35,000, respectively, if they remain employees until the Effective Time and they are to receive severance compensation if their employment is involuntarily terminated within 12 months after the Effective Time.

Other Interests

        The Merger Agreement provides that the Company shall indemnify each present and former director or officer or employee of the Company against expenses and liabilities incurred in connection with duties in such capacities to the fullest extent permitted by applicable law. The Merger Agreement also provides that, subject to limitations, the Company shall maintain in effect for three years from the Effective Time the current directors and officers liability insurance policies maintained by the Company or substantially equivalent coverage. The directors of the Company also have the benefit of individual indemnification agreements which require indemnification, the advancement of expenses, and the maintenance of insurance.

                        INFORMATION ABOUT THE COMPANY

        The Company is engaged in original manufacture of components for the automotive industry. The Company's products are steel automotive structural supports including suspension control arms and other stampings and assemblies. The Company manufactures underbody structural supports primarily in its Masury, Ohio plant. Miscellaneous structural supports are manufactured in a plant in Lapeer, Michigan. Almost all sales are to Ford Motor Company and Chrysler Corporation.

        Howell Industries, Inc. was incorporated under the laws of the State of Michigan in 1934. Unless the context otherwise requires, all reference to the Company in this Proxy Statement refer to Howell Industries, Inc. The Company's executive offices are located at 17515 West Nine Mile Road, Suite 650, Southfield, Michigan 48075, and its telephone number is (248) 424-8220.

        The Company is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511) or through the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the American Stock Exchange. After the Merger, registration of the Common Stock under the Exchange Act and the listing of the Common Stock on the American Stock Exchange are expected to be terminated.

                    SELECTED FINANCIAL DATA OF THE COMPANY

        The following financial data relating to the Company for the five years ended July 31, 1996, have been derived from the audited Financial Statements of the Company. The following selected financial data for the nine months ended April 30, 1997 and 1996, have been derived from the Company's unaudited financial statements, and in the opinion of management includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information for such periods on a consistent basis. Such selected financial data should be read in conjunction with the Financial Statements and unaudited Financial Statements and the Notes relating to such Statements incorporated by reference in this Proxy Statement.



HOWELL INDUSTRIES, INC.

                                   Nine Months Ended
                                        April 30                                    Years Ended July 31
                               --------------------------   -------------------------------------------------------------------
                                1997           1996            1996         1995          1994           1993          1992
                                ----           ----            ----         ----          ----           ----          ----

SELECTED FINANCIAL DATA
Net sales                       $72,358,533   $60,026,644   $79,211,000   $62,635,405   $63,004,461   $45,385,637   $39,434,334

Cost of products sold            66,167,213    54,748,102    72,356,066    55,856,885    53,667,625    38,165,826    32,781,437

Depreciation                      1,154,430     1,131,390     1,435,354     1,231,295     1,103,032     1,068,054     1,066,812

Provision for plant
  consolidation                                                              (800,000)    1,900,000

Interest income                      68,626        93,405       121,393       287,498       496,286       573,632       845,923

Interest expense                      5,243           188           220         2,488         1,011        42,767

Taxes on income                   1,048,000       605,000       267,000       720,000       882,000       885,000       848,000

Earnings after income taxes,
  before cumulative effect of
  change in method of
  accounting for income taxes     1,970,530     1,135,847       474,791     1,556,818     1,808,952     2,220,915     2,032,387

Cumulative effect of change
  in method of accounting for
  income taxes                                                                              240,000

Net earnings                      1,970,530     1,135,847       474,791     1,556,818     2,048,952     2,220,915     2,032,387

Earnings per share after
  income taxes, before
  cumulative effect of change
  in method of accounting for
  income taxes                         3.16          1.82          0.76          2.21          2.09          2.56          2.28

Earnings per share on
  cumulative effect of change
  in method of accouting for
  income taxes                                                                                 0.28

Net earnings per common
  share                                3.16          1.82          0.76          2.21          2.37          2.56          2.28

Cash dividends declared per
  common share                         0.75          0.75          1.00          1.00          1.00          1.00          1.00

BALANCE SHEET DATA

Working capital                 $11,643,538   $13,488,318   $12,765,561   $12,736,926   $20,806,412   $17,243,153   $19,808,897

Total assets                     35,067,570    33,837,615    28,273,849    25,545,981    33,733,152    29,983,471    29,747,713

Deferred tax asset                   59,000         4,000        59,000         4,000       751,000

Deferred tax liability              124,000       106,000       124,000       106,000       396,000       679,000       683,000

Long term debt                         --            --            --            --            --            --            --

Shareholders' equity             20,463,929    19,777,193    18,960,452    19,108,399    25,494,819    24,310,605    23,733,485

Book value per share                  32.86         31.76         30.45




Common Stock Prices

Quarter           Fiscal 1997         Fiscal 1996           Fiscal 1995
-------           -----------         -----------           -----------
Ended          High     Low         High       Low         High      Low
-----          ----     ---         ----       ---         ----      ---
October 31     36 3/4     27 1/8    26 3/4     24/14      30 1/4     27 1/4
January 31        45      28 1/4    23 5/8    25/1/4          28     26 1/4
April 30          49        35      23 5/8    27 7/8          30         26
July 31                             25 7/8    31 3/4          31     26 1/2


        On May 26, 1997, the date preceding the announcement of the proposed merger, there were no trades on the American Stock Exchange, and the closing bid price was $40. As of June __, 1997, there were _______ holders of record the Common Stock. During each of the first three quarters of fiscal year 1997, the Company declared dividends of $.25 per share of Common Stock outstanding.

                   INFORMATION ABOUT PARENT AND MERGER SUB

        Parent is a privately held Michigan corporation headquartered in Bloomfield Hills, Michigan. Through its two principal subsidiaries, BMG North America Limited and Lobdell Emery Corporation, it produces engineered metal components, assemblies and modules for the automotive industry. Parent currently operates eight manufacturing facilities located in Canada and the United States. For the year ended March 31, 1997, on a pro forma basis for the recent acquisition of Lobdell Emery Corporation, Parent would have had net sales of approximately $330.2 million.

        Merger Sub is a Michigan corporation which is wholly owned by Parent. Merger Sub was recently formed in preparation for the Merger and has not conducted any business.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of June __, 1997, regarding the beneficial ownership of the Common Stock by each director of the Company, each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, each executive officer of the Company and all directors and executive officers as a group:



                                                                Percent of
Name of                             Number of Shares            Outstanding
Beneficial Owner                    Beneficially Owned         Common Stock
----------------                    ------------------         ------------
Herbert H. Freedland
Marital Trusts(1)
c/o NBD Bank
1116 West Long Lake Road
Bloomfield Hills, MI 48302                  202,972                  32.6%

Howell Industries, Inc.
Employee Stock Ownership Plan
17515 West Nine Mile Road, Suite 650
Southfield, MI  48075                        60,005                   9.6%

Dimensional Fund Advisors, Inc.(2)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401                      51,600                   8.3%

Richard H. Cummings, Director                   100                      *

Alan E. Schwartz, Director                        0                      *

Morton Schiff, Director,
  President and Treasurer(3)                223,664                  35.9%

Mark W. Duddles, Vice President                 178(4)                   *

Dean A. McLeod, Vice President                    0                      *

All directors and officers as a
group (5 persons)                           223,942                    36%

*Less than 1%
--------
(1) NBD Bank and Morton Schiff are Co-Trustees of the Herbert H. Freedland Marital Trusts established under the Herbert H. Freedland Trust Agreement, dated November 3, 1972. The Trustees disclaim beneficial ownership of the shares. Parent has an option to purchase the shares. See "Interests of Certain Persons in the Merger - Shareholder Agreement."

(2) Based on information provided in Schedule 13-G dated February 5, 1997. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 51,600 shares of Howell Industries, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3) Includes 10,000 shares which Mr. Schiff has a right to acquire pursuant to the 1995 Stock Incentive Plan for key employees. Also includes 202,972 shares held by the Herbert H. Freedland Marital Trusts and 10,692 shares held by the Company's Stock Ownership Plan.. 4Held by the Company's Employee Stock Ownership Plan.

                        INDEPENDENT PUBLIC ACCOUNTANTS

        Deloitte & Touche, LLP ("Deloitte & Touche") was the Company's independent public accounting firm for the fiscal year ended July 31, 1996. A representative of Deloitte & Touche is expected to be present at the Special Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions from shareholders.


                        SHAREHOLDER PROPOSAL DEADLINE

        A shareholder proposal intended to be presented at the 1997 Annual Meeting, if such a meeting is held, must have been received by the Company on or before June 29, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

        The Company is not aware of any matters to be brought before the Special Meeting except those set forth in the attached Notice of Special Meeting of Shareholders. However, if any other matters are properly presented at the Special Meeting for action, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in their discretion.

        Shareholders are urged to specify their choice on the matters to be voted on at the Special Meeting and to date, sign and return the enclosed proxy in the envelope provided. A prompt response is helpful and your cooperation will be appreciated.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are specifically incorporated by reference into this Proxy Statement: (i) the Company's Annual Report on Form 10-K for the year ended July 31, 1996, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1996, January 31, 1997 and April 30, 1997, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and
(iii) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since July 31, 1996.

        The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Requests for such copies should be addressed to Howell Industries, Inc., 17515 West Nine Mile Road, Suite 650, Southfield, Michigan 48075, Attention: Treasurer,
(248) 424-8220.
                                      22

                           [Intentionally Left Blank]

                                                                 Appendix A
---------------------------------------------------------------------------
---------------------------------------------------------------------------





                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         OXFORD AUTOMOTIVE, INC. AND
                             HI ACQUISITION, INC.



                                     and



                           HOWELL INDUSTRIES, INC.






                           Dated as of May 21, 1997


---------------------------------------------------------------------------
---------------------------------------------------------------------------




                              TABLE OF CONTENTS

ARTICLE I   THE MERGER..........................................................  2
            SECTION 1.1  The Merger.............................................  2
            SECTION 1.2   Effective Time........................................  2
            SECTION 1.3   Effect of the Merger..................................  2
            SECTION 1.4   Articles of Incorporation, By-Laws....................  2
            SECTION 1.5   Directors and Officers................................  3
            SECTION 1.6   Effect on Capital Stock...............................  3
            SECTION 1.7   Exchange of Certificates..............................  4
            SECTION 1.8   Stock Transfer Books..................................  5
            SECTION 1.9   No Further Ownership Rights in Company Common Stock...  5
            SECTION 1.10   Lost, Stolen or Destroyed Certificates...............  6
            SECTION 1.11   Taking of Necessary Action; Further Action...........  6
            SECTION 1.12   Material Adverse Effect..............................  6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................  6
            SECTION 2.1   Organization and Qualification; Subsidiaries..........  7
            SECTION 2.2   Articles of Incorporation and By-Laws.................  7
            SECTION 2.3   Capitalization........................................  7
            SECTION 2.4   Authority Relative to this Agreement..................  8
            SECTION 2.5   Material Agreements; No Conflict; Required Filings
                             and Consents.......................................  9
            SECTION 2.6   Compliance, Permits................................... 10
            SECTION 2.7   SEC Filings; Financial Statements..................... 11
            SECTION 2.8   Absence of Certain Changes or Events.................. 11
            SECTION 2.9   No Undisclosed Liabilities............................ 12
            SECTION 2.10   Absence of Litigation................................ 12
            SECTION 2.11   Employee Benefit Plans, Employment Agreements........ 12
            SECTION 2.12   Labor Matters........................................ 14
            SECTION 2.13   Restrictions on Business Activities.................. 14
            SECTION 2.14  Title to Property..................................... 14
            SECTION 2.15  Taxes................................................. 14
            SECTION 2.16  Environmental Matters................................. 16
            SECTION 2.17  Intellectual Property................................. 18
            SECTION 2.18  Interested Party Transactions......................... 19
            SECTION 2.19  Insurance............................................. 19
            SECTION 2.20  Opinion of Financial Advisor.......................... 20
            SECTION 2.21  Brokers............................................... 20
            SECTION 2.22  Change in Control Payments............................ 20
            SECTION 2.23  Expenses.............................................. 20
            SECTION 2.24  Products Liability and Warranty Claims................ 20





ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT
            AND MERGER SUB...................................................... 21
            SECTION 3.1   Organization and Qualification; Subsidiaries.......... 21
            SECTION 3.2   Articles of Incorporation and By-Laws................. 21
            SECTION 3.3   Authority Relative to this Agreement.................. 21
            SECTION 3.4   No Conflict, Required Filings and Consents............ 21
            SECTION 3.5  Share Ownership........................................ 22
            SECTION 3.6  Ownership of Merger Sub; No Prior Activities........... 22
            SECTION 3.7  Financing.............................................. 22
            SECTION 3.8  Solvency............................................... 22

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER.............................  23
            SECTION 4.1   Conduct of Business by the Company Pending the Merger. 23
            SECTION 4.2   No Solicitation....................................... 25

ARTICLE V   ADDITIONAL AGREEMENTS............................................... 27
            SECTION 5.1   HSR Act............................................... 27
            SECTION 5.2   Shareholder Meeting................................... 27
            SECTION 5.3   Access to Information; Confidentiality................ 27
            SECTION 5.4   Consents; Approvals................................... 27
            SECTION 5.5   Indemnification and Insurance......................... 28
            SECTION 5.6   Notification of Certain Matters....................... 29
            SECTION 5.7   Further Action........................................ 29
            SECTION 5.8   Public Announcements. ................................ 29
            SECTION 5.9   Conveyance Taxes...................................... 29
            SECTION 5.10  Shareholder Agreement; Michigan Law................... 29
            SECTION 5.11  Title Policy and Survey............................... 30

ARTICLE VI         CONDITIONS TO THE MERGER..................................... 31
            SECTION 6.1   Conditions to Obligation of Each Party to Effect
                             the Merger......................................... 31
            SECTION 6.2    Additional Conditions to Obligations of Parent
                              and Merger Sub.................................... 32
            SECTION 6.3   Additional Conditions to Obligation of the Company.... 33

ARTICLE VII TERMINATION......................................................... 34
               SECTION 7.1   Termination........................................ 34
               SECTION 7.2   Effect of Termination.............................. 36
               SECTION 7.3   Fees and Expenses.................................. 36

ARTICLE VIII  GENERAL PROVISIONS................................................ 37
               SECTION 8.1   Effectiveness of Representations, Warranties and
                                Agreements; Knowledge, Etc...................... 37
               SECTION 8.2   Notices............................................ 37






               SECTION 8.3   Certain Definitions................................ 39
               SECTION 8.4   Amendment.......................................... 40
               SECTION 8.5   Waiver............................................. 40
               SECTION 8.6   Headings........................................... 40
               SECTION 8.7   Severability....................................... 40
               SECTION 8.8   Entire Agreement................................... 40
               SECTION 8.9   Assignment; Guarantee of Merger Sub................ 40
               SECTION 8.10   Parties in Interest............................... 40
               SECTION 8.11   Failure or Indulgence Not Waiver; Remedies
                               Cumulative....................................... 41
               SECTION 8.12   Governing Law..................................... 41
               SECTION 8.13   Counterparts...................................... 41


        Section 2.1                 Organization and Qualification; Subsidiaries
        Section 2.3                 Capitalization
        Section 2.5(a)              Material Agreements
        Section 2.5(b)              Agreement Defaults
        Section 2.5(c)              No Conflict
        Section 2.6(a)              Compliance
        Section 2.6(b)              Permits
        Section 2.7(a)              SEC Filings; Financial Statements
        Section 2.8                 Absence of Changes
        Section 2.9                 Undisclosed Liabilities
        Section 2.10                Absence of Litigation
        Section 2.11(a)             Employee Plans and Agreements
        Section 2.11(b)             Employee Benefit Matters
        Section 2.11(c)             Employee Option Plans
        Section 2.11(d)             Agreements with Employees and Consultants
        Section 2.12                Labor Matters
        Section 2.15(b)             Taxes
        Section 2.16(a)             Environmental Matters
        Section 2.17(b)             Intellectual Property
        Section 2.17(c)             Intellectual Property Licenses
        Section 2.18                Interested Party Transactions
        Section 2.19                Insurance
        Section 2.22                Change in Control Payments
        Section 2.23                Expenses
        Section 2.24                Product Liability and Warranty Claims
        Section 4.1(e)              Conduct of Business


                         AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of May 21, 1997 (this "Agreement"), among Oxford Automotive, Inc., a Michigan corporation ("Parent"), HI Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Howell Industries, Inc., a Michigan corporation (the "Company").

                                 WITNESSETH:

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the Michigan Business Corporation Act (the "MBCA") and upon the terms and subject to the conditions set forth herein;

        WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)), upon the terms and subject to the conditions set forth herein; and

        WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into this Agreement, Parent, Merger Sub and the Herbert H. Freedland Trust (the "Shareholder") are entering into a shareholder agreement (the "Shareholder Agreement") pursuant to which the Shareholder has agreed to (i) grant Parent and Merger Sub an irrevocable option to buy its Shares at $37.00 per Share, and (ii) in the event that such irrevocable option is not theretofore exercised, to vote its Shares in favor of the Merger, in each case upon the terms and subject to the conditions set forth therein;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                  ARTICLE I

                                  THE MERGER

        SECTION 1.1 The Merger.

        (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, and the MBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Dykema Gossett PLLC, 1577 North Woodward Avenue, Suite 300, Bloomfield Hills, Michigan, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing").


        SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the MBCA (the "Certificate of Merger"), together with any required related certificates, with the Department of Consumer and Industry Services of the State of Michigan, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the time of such filing being the "Effective Time").

        SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.4   Articles of Incorporation, By-Laws.

        (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the MBCA and such Articles of Incorporation.

        (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the MBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

        SECTION 1.5 Directors and Officers. The Board of Directors of Merger Sub immediately prior to the Effective Time shall be the initial Board of Directors of the Surviving Corporation, each member to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

        (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted into the right to receive $37.00, in cash, without interest (the "Merger Consideration").

        (b) Cancellation. Each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

        (c) Stock Options. At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares (an "Option") granted under the Howell Industries, Inc. 1995 Stock Incentive Plan for Key Employees (such plans or arrangements, the "Company Stock Option Plan"), shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company, at or immediately prior to the Effective Time for each such Option, in consideration therefor an amount in cash determined by multiplying (i) the excess, if any, of $37.00 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. The Company shall use all reasonable efforts to effectuate the foregoing, including without limitation, amending the Option Plans and obtaining any necessary consents from Option holders; provided, however, that prior to the

Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such other actions as are required to adjust and which action, if any, shall be acceptable in all reasonable respects to the Parent, effective immediately prior to the Effective Time, the terms of each outstanding Option as to which any such consent is not obtained prior to the Effective Time to provide that such Option shall be converted into the right, upon exercise of such Option at any time after the Effective Time, to receive an amount in cash equal to $37.00 for each Share subject to such Option, or, alternatively, upon the surrender and cancellation of such Option at any time after the Effective Time to receive an amount in cash determined by multiplying (i) the excess, if any, of $37.00 per Share over the applicable exercise price of such Option by (ii) the number of Shares subject to such Option, in either case without interest or any other adjustment thereto.

        (d) Capital Stock of Merger Sub. Each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.


        SECTION 1.7   Exchange of Certificates.

        (a) Exchange Agent. Parent shall designate NBD Bank, Comerica Bank, Michigan National Bank, or other bank or trust company satisfactory to the Company, to act as agent for holders of Company Common Stock (the "Exchange Agent"), to receive funds to which such holders shall become entitled pursuant to Section 1.6(a). Parent shall deposit immediately prior to or at the Effective Time such funds with the Exchange Agent. Such funds shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation in trust for the benefit of the holders of Company Common Stock, for payment in accordance with this Section 1.7 in exchange for outstanding Shares.

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be paid in accordance with this Article I to a transferee if the Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this
Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7(b) such Certificates shall represent solely the right to receive the Merger Consolidation with respect to each of the Shares represented thereby.

        (c) Transfers of Ownership. If any Merger Consideration is to be paid in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the payment thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon the surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

        SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        SECTION 1.11 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        SECTION 1.12 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"):

        SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

        SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as amended to date, and has furnished or made available to Parent the Articles of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Articles of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or Subsidiary Documents.

        SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 2,500,000 shares of Company Common Stock and (ii) 250,000 shares of preferred stock, $1.00 par value, none of which preferred stock is issued and outstanding. As of May 20, 1997, (i) 622,738 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, and (iii) 10,000 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans. No material change in such capitalization has occurred between May 20, 1997 and the date hereof. Except as set forth in Section 2.3 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section
2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

        SECTION 2.4 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the MBCA and the Company's Articles of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's shareholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Shareholder Agreement including, but not limited to, all actions required to render the provisions of Section 775 through Section 784 of the MBCA restricting business combinations with "interested shareholders" inapplicable to such transactions and to provide that none of Parent, Merger Sub or any of their affiliates shall become an"interested shareholder" upon the execution and delivery of the Shareholder Agreement or the acquisition of Shares pursuant thereto, such that any business combination thereafter proposed among Parent or Merger Sub or their affiliates and the Company shall be exempt from the requirements of such Sections. The Company has taken all action necessary to opt out of Sections 790 through 799 of the MBCA in order to render the provisions of such statutes restricting voting rights of "control shares" inapplicable to Shares acquired by Parent, Merger Sub or their affiliates pursuant to the Merger or the Shareholder Agreement.

        SECTION 2.5 Material Agreements; No Conflict; Required Filings and Consents.

        (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound, other than office equipment and vehicle leases in an aggregate amount not exceeding $50,000; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $20,000 in any single instance; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act").

        (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5
(a) has breached or is in default of any of its obligations thereunder, and
(iii) each of the agreements, contracts and other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a) is in full force and effect.

        (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected.

        (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any required foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the MBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect. As provided by Section 762(2)(a) and (b) of the MBCA, no shareholder is entitled to dissent from the Merger. Neither the Articles of Incorporation or By-laws provide the shareholders with, nor has the Board of Directors of the Company provided, pursuant to resolution or otherwise, the shareholders with, a right to dissent from the Merger in accordance with the provisions of Section 762(1)(f) of the MBCA.

        SECTION 2.6   Compliance, Permits.

        (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected.

        (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

        SECTION 2.7   SEC Filings; Financial Statements.

        (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended July 31, 1996, 1995 and 1994,
(ii) its Quarterly Reports on Form 10-Q for the periods ended October 31, 1996 and January 31, 1997, (iii) all proxy statements relating to the Company's meetings of Shareholders (whether annual or special) since August 1, 1993, (iv) all other reports or registration statements filed by the Company with the SEC, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and shareholders equity for the periods indicated, except that the unaudited interim financial statements may not include footnotes and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports, since August 1, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or By-laws of the Company except as contemplated by this Agreement; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of property or assets of the Company or any of its subsidiaries, except in the ordinary course of business.

        SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in
Section 2.9 of the Company Disclosure Schedule or the Company's SEC Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that have had, or could reasonably be likely to have, a Material Adverse Effect or would be required to be disclosed or provided for in a balance sheet (or in the notes thereto) prepared in accordance with generally accepted accounting principles, except liabilities or obligations (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended July 31, 1996 contained in the Company's Annual Report on Form 10-K for such year (the "1996 Company Balance Sheet") or (b) immaterial liabilities or obligations incurred since July 31, 1996 in the ordinary course of business consistent with past practice.

        SECTION 2.10 Absence of Litigation. Except as set forth in Section
2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that could reasonably be expected to have a Material Adverse Effect.

        SECTION 2.11   Employee Benefit Plans, Employment Agreements.

        (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA, and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director (including any beneficiary of any such employee) of, or any current or former consultant (including any beneficiary of any such consultant) to, the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company under which the Company currently has a liability, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "Company Employee Plans"). The Parent has been provided true and correct copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the three (3) most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the three (3) most recent actuarial evaluations or assessments, if any, prepared with respect to any such Company Employee Plan.

        (b) Except as shown on Section 2.11(b) of the Company Disclosure Schedule (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multi-employer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

        (c) Section 2.3 or Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.3 or Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

        (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with employees, officers or directors of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals with the Company or any of its subsidiaries; (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a non-competition agreement with the

Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, officers or directors, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees, officers or directors which contain change in control provisions.

        SECTION 2.12 Labor Matters. There are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees. Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

        SECTION 2.13 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company.

        SECTION 2.14 Title to Property. The Company and each of its subsidiaries have good and marketable title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, and, with respect to real property, except for defects which will be disclosed as contemplated by
Section 5.11. All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

        SECTION 2.15  Taxes.

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

        (b) Other than as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have timely filed all Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes shown to be due on such returns and have withheld all Taxes required to be withheld with respect to employees in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required and Taxes which in the aggregate do not exceed $50,000 in amount. Except as disclosed in Section 2.15(b) of the Company Disclosure Schedule: (i) there are no tax liens on any assets of the Company or any subsidiary thereof; (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) neither the Company nor any of its subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, or of any audit or other examination threatened, proposed or currently in progress of any Tax Return of the Company or any of its subsidiaries; (iv) there is no contract, agreement plan or arrangement, including but not limited to the provisions of the Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or subject to the excise tax pursuant to Section 4999 of the Code; (v) neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements; (vi) neither the Company nor any of its subsidiaries has filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company; and (vii) neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

        (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

        SECTION 2.16  Environmental Matters.

        (a) Except as set forth on the Company Disclosure Schedule, which matters as so disclosed will not in the aggregate involve liability of the Company or any of its subsidiaries in excess of $600,000, and other conditions that are not reasonably likely to have a Material Adverse Effect, the Company and each of its subsidiaries represent and warrant:

               (i) Each of the Company and its subsidiaries are and have been in substantial compliance with all applicable Environmental Laws (as defined below);

              (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum against it or any of its subsidiaries (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any of its subsidiaries;

             (iii) There is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 2.16(a)(ii).

              (iv) The properties currently or formerly owned or operated by the Company or any of its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material (as defined below) in excess of what is permitted under applicable Environmental Law (provided, however, that with respect to properties formerly owned or operated by the Company or any of its subsidiaries, such representation is limited to the period the Company or any such subsidiary owned or operated such properties);

               (v) Neither the Company nor any of its subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

              (vi)   There are no underground storage tanks on, in or under
                      any properties of the Company or any of its subsidiaries and no underground storage tanks have been closed or removed from any properties which are or where previously owned by the Company or any of its subsidiaries (provided, however, that with respect to properties formerly owned or operated by the Company or any of its subsidiaries, such representation is limited to the period the Company or any such subsidiary owned or operated such properties);

             (vii) During the period of the Company's or any of its subsidiaries, ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Material or oil in, on, under or affecting such properties. Prior to the period of the Company's or any of its subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property.

        (b) The following definitions apply for purposes of this Section 3.21: "Environmental Law" means (A) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including all current Environmental Laws. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the Federal insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (B) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (iv) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        SECTION 2.17  Intellectual Property.

        (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries (the "Company Intellectual Property Rights").

        (b) Section 2.17(b) of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

        (c) Section 2.17(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company, any of its subsidiaries or any other person is authorized to use any Company Intellectual Property Right or other trade secret material to the Company or any of its subsidiaries, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty (if any) and the term thereof. None of the Company or any of its subsidiaries is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's or such subsidiary's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

        (d) Either the Company or one of its subsidiaries is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances) the Company Intellectual Property Rights, and has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. No claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries, or the validity or effectiveness, of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        SECTION 2.18 Interested Party Transactions. Except as set forth in
Section 2.18 of the Company Disclosure Schedule, since July 31, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        SECTION 2.19 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, and all such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets. Section 2.19 of the Company Disclosure Schedule contains a complete and accurate list of all such insurance policies.

        SECTION 2.20 Opinion of Financial Advisor. The Company has been advised by its financial advisor, Roney & Co., that in its opinion, as of the date hereof, the Merger Consideration set forth herein is fair to the holders of Shares from a financial point of view.

        SECTION 2.21 Brokers. No broker, finder or investment banker (other than Roney & Co., the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Roney & Co. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

        SECTION 2.22 Change in Control Payments. Except as set forth on
Section 2.11(d) or Section 2.22 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

        SECTION 2.23 Expenses. Section 2.23 of the Company Disclosure Schedule attached hereto sets forth a description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement. True and complete copies of any written agreements relating to such expenses have been provided to Parent.

        SECTION 2.24 Products Liability and Warranty Claims. Except as set forth on the Company Disclosure Schedule:

        (a) the Company has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which are in force as of the date of this Agreement except for warranties made to General Motors Corporation, Chrysler Corporation and Ford Motor Company in the ordinary course of business pursuant to customary purchase orders or supply agreements;

        (b) there are no liabilities of or claims against the Company and, to the knowledge of the Company, no liabilities or claims are threatened against the Company, with respect to any product liability (or similar claim) of the Company or product warranty (or similar claim) of the Company that relates to any product manufactured or sold by the Company;

        (c) the Company has no knowledge of any facts or circumstances which might reasonable give rise to such liabilities or claims.

                                 ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

        SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals could not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.2 Articles of Incorporation and By-Laws. Parent and Merger Sub have heretofore furnished to the Company complete and correct copies of its Articles of Incorporation and By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

        SECTION 3.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

        SECTION 3.4  No Conflict, Required Filings and Consents.

        (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the pre-merger notification requirements of the HSR Act, or any foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the MBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

        SECTION 3.5 Share Ownership. Neither Parent, Merger Sub nor any of their affiliates own any shares of Company Common Stock.

        SECTION 3.6  Ownership of Merger Sub; No Prior Activities.

        (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

        (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        SECTION 3.7 Financing. Parent has received reasonable assurances that it shall have financing available to complete the transaction.

        SECTION 3.8 Solvency. Upon consummation of the transaction, Parent and the Company each will be able to meet its debts as they mature and have assets in excess of its liabilities.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company or its subsidiaries in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof).

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent and except that the Company may pay normal quarterly dividends of $.25 per Share to shareholders of record on August 31, 1997 and on November 30, 1997, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except as described in Section 2.8 of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement calling for aggregate payments in excess of $25,000; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000 (other than for office furnishings in an amount in the aggregate not to exceed $10,000 and capital expenditures described in Section 4.1(e) of the Company Disclosure Schedule) for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

        (f) other than the payment of normal cash bonuses payable to employees for the year ending July 31, 1997 in an aggregate amount not to exceed $260,000, and normal raises reasonably acceptable to Parent, increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

        (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

        (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        SECTION 4.2   No Solicitation.

        (a) The Company and its subsidiaries and affiliates will not, and the Company and its subsidiaries and affiliates will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any subsidiary or affiliate or an inquiry with respect thereto, or (ii) in the event of an unsolicited Acquisition Proposal for the Company, or any subsidiary or affiliate, engage in negotiations or discussions with, or provide any information or data to any Person (as defined below) relating to any Acquisition Proposal, unless (i) such unsolicited Acquisition Proposal is in writing and meets the requirements of an Acceptable Offer (as defined below) and (ii) the Company's Board of Directors determines in good faith after consultation with outside legal counsel to the Company that the failure to engage in such negotiation or discussions or provide such information would result in a breach of the Board of Directors' fiduciary duties under applicable law.

        (b) The Company shall notify Parent and Merger Sub orally and in writing of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and will keep Parent fully apprised of all developments with respect to any such Acquisition Proposal. The Company shall give Parent written notice (an "Intent Notice") of each Acquisition Proposal that the Company intends to accept as an Acceptable Offer in accordance with the terms hereof (which shall include without limitation the terms and conditions thereof, the identity of the Person who made the Acceptable Offer and evidence of compliance with the provisions of Sections 4.2(e) hereof) at least ten calendar days prior to accepting such offer or otherwise entering into any agreement or understanding with respect thereto, in order to provide Parent with the right of first refusal to substantially match the terms thereof, in which event the Company shall execute an amendment to this Agreement presented to it by Parent to reflect such new terms (the "Right of First Refusal"). For purposes hereof, any modification of an Acceptable Offer shall constitute a new Acquisition Proposal.

        (c) The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal relating to the Company. Notwithstanding anything to the contrary, nothing contained in this Section 4.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders which the Board of Directors of the Company determines, in good faith after consultation with outside legal counsel to the Company, it is required to make under applicable law.

        (d) As used in this Agreement, "Acquisition Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person, or any subsidiary of such Person; provided, however, that, as used in this Agreement, the term "Acquisition Proposal shall not apply to any transaction of the type described in this subsection (d) involving Parent, Merger Sub or their affiliates. As used in this Section 4.2, "Person" shall mean any corporation, partnership, person or other entity or group (including the Company and its affiliates and representatives, but excluding Parent or any of its affiliates or representatives).

        (e) As used in this Agreement, "Acceptable Offer" shall mean an unsolicited bona fide executed written offer for an Acquisition Proposal received by the Company in accordance with Section 4.2 hereof; provided, that
(i) concurrently with the receipt by the Company of such offer, the offeror demonstrates proof of its financial capability and authority to consummate the transactions contemplated by such offer (including without limitation the payment required by Section 4.2(e)(ii) below); (ii) unless Parent has exercised the Right of First Refusal, the offeror or the Company shall on the tenth calendar day following delivery to Parent of the Intent Notice, pay to Parent, in immediately available funds, the Fee (as defined in Section 7.3(b)); and (iii) such offer provides for net cash proceeds to the Company or to each shareholder (in addition to amounts paid pursuant to clause (ii) above) in an amount greater than that provided for hereunder (or, in the event such amount has been increased pursuant to the exercise by Parent of its Right of First Refusal, such greater amount).

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS


        SECTION 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act and any applicable antitrust or similar acts in connection with the Merger and the transactions contemplated hereby and respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division"), and any applicable foreign agencies or authorities having jurisdiction for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

        SECTION 5.2 Shareholder Meeting. The Company shall call and hold a meeting of the shareholders of the Company (the "Shareholder Meeting") as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. The Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of shareholders to obtain such approvals. Subject to fiduciary duties under applicable law as determined in good faith after consultation with outside legal counsel to the Company, the Board of Directors of the Company shall recommend and declare advisable such adoption and approval.

        SECTION 5.3 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request. Parent shall keep such information confidential in accordance with the terms of the confidentiality agreement, dated November 20, 1997 (the "Confidentiality Agreement"), between Parent and the Company.

        SECTION 5.4 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable.

        SECTION 5.5   Indemnification and Insurance.

        (a) The By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

        (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Articles of Incorporation, By-laws or any applicable indemnification agreements and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, with respect to any acts or omissions occurring at or prior to the Effective Time. Subject to the indemnification agreements disclosed in the Company Disclosure Schedule, any determination required to be made with respect to whether an Indemnified Party's conduct complied with the standards set forth under Michigan law, the Company's Articles of Incorporation, By-laws or indemnification agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

        (c) The Surviving Corporation shall maintain in effect for three years from the Effective Time the current directors and officers liability insurance policies maintained by the Company (or policies of at least the same coverage containing terms and conditions which are not materially less favorable to the Indemnified Parties) with respect to matters occurring prior to the Effective Time, provided that the Surviving Corporation shall not be required to pay more than 125% of the current annual cost of such insurance.

        (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

        SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to Parent or Merger Sub; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2(b) unless the failure to give such notice results in material prejudice to Parent or Merger Sub.

        SECTION 5.7 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent or the Company to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

        SECTION 5.8 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the American Stock Exchange, if it has used all reasonable efforts to consult with the other party prior thereto.

        SECTION 5.9 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

        SECTION 5.10 Shareholder Agreement; Michigan Law. The Company, regardless of any termination of this Agreement (other than a termination of this Agreement pursuant to Section 7.1(a) or 7.1(h) hereof), shall not (a) take any action which, in the reasonable judgment of Parent, would impede, interfere with or attempt to discourage the transactions contemplated by this Agreement or the Shareholder Agreement, (b) amend, revoke, withdraw or modify the approval of the Merger and the other transactions contemplated hereby so as to render the restrictions of Section 775 through Section 784 of the MBCA applicable to Parent, Merger Sub or their affiliates, or to any business combination proposed by any of them before or after, or as the result of, the execution and delivery of the Shareholder Agreement or the acquisition of Shares pursuant thereto, or (c) opt in to Section 790 through Section 799 of the MBCA, or (d) take action rendering the requirements of any of the Sections of the MBCA cited in this Section 5.11 inapplicable to any other Person or any business combination between the Company and any other Person or its affiliates.

        SECTION 5.11 Title Policy and Survey.

        (a) Within forty-five (45) days of the date of this Agreement, the Company shall deliver to the Parent (i) a complete title search issued by a title insurance company, reasonably acceptable to Parent ("Title Insurer"), for an ALTA form of owner's policy of title insurance, committing the Title Insurer to issue such policy at Closing, insuring the Parent as the holder of a fee simple title to the Owned Real Property, as defined below, in an amount equal to the fair market value of the Owned Real Property as agreed upon by the Company and the Parent or, if the Company and the Parent are not able to so agree, as determined by a third party, independent real property appraiser, such insurance to meet he requirements set forth in the following paragraph (the "Title Commitment"), and (ii) copies of all recorded documents affecting the Owned Real Property that constitute encumbrances against the Owned Real Property or exceptions to the Company's title. If the Title Commitment shall contain any encumbrances or exceptions (other than the Permitted Title Exceptions, as defined below) to which the Parent has objections, Parent shall notify the Company of such objections in writing within ten (10) days of the date on which the Parent has received the Title Commitment and copies of all recorded documents and the survey required by this Section 5.11. The Company shall use its best efforts to eliminate all such objected to encumbrances or exceptions within thirty (30) days following such notice, and shall be required, at or before the Closing, to discharge at or before the Closing the lien or encumbrance. With respect to any encumbrances or exceptions which are properly objected to by the Parent and which the Company shall fail to eliminate within the thirty (30) day period, the Parent may, at its sole discretion:

               (i) Waive its objections to and accept title subject to such encumbrances or exceptions; or

               (ii)   Terminate this Agreement.

        The Title Commitment shall commit the Title Insurer to provide coverage as set forth in Section 5.11(a), and to delete the preprinted or so-called "standard" exceptions, including a survey exception. The Title Commitment shall include the following endorsements: (i) insuring the gap between the date of the closing and the date on which any deeds are recorded, if necessary, whichever is later, (ii) ALTA 3.1 zoning with parking, (iii) contiguity, (iv) ALTA 9 comprehensive, (v) tax parcel, (vi) survey, and (vii) a legal description of the Owned Real

Property in a form and contents satisfactory to the Parent. The Company shall deliver to the Title Insurer such instruments, documents, indemnities and releases as the Title Insurer shall reasonably require to obtain the deletions of those preprinted or "standard" exceptions. The Title Commitment shall be updated at Closing to confirm that no new liens or encumbrances have been filed against the Owned Real Property, and shall be endorsed by the Title Insurer as of the date of Closing. At the Closing, the Parent may elect to be issued the policy of title insurance meeting the requirements of this
Section 5.11.

        (b) Within forty-five (45) days of the date of this Agreement, the Company shall deliver to the Parent an ALTA/ASCM survey of the Owned Real Property certified to the Parent and the Title Insurer for the purpose of permitting the Title Insurer to issue the title insurance policy described in this Section 5.11 (the "Survey"). The expense of the Survey shall be paid by the Company. In the event the Survey discloses material encroachments or other conditions unacceptable to the Parent, the Parent shall so notify the Company within thirty (30) days of receipt of the Survey, and the Company shall eliminate or correct such conditions to the satisfaction of the Parent within thirty (30) days. If the Company shall fail to correct such conditions within the thirty (30) day period, the Parent shall have the remedies provided in Section 5.11(a). If this Agreement is terminated on account of such Survey disclosures, the Survey and any copies of the Survey shall be delivered to and become the sole property of the Company.

        (c) "Owned Real Property" shall mean all real property owned by the Company, including property located at (i) 170 Sharon Bedford, Masury, Ohio, and (ii) 100 Fair Street, Lapeer, Michigan. "Permitted Title Exceptions" shall mean (i) liens for Taxes and assessments not yet due and payable for which reserves are established on the company's consolidated financial statements, and (ii) any other encumbrances or exceptions not objected to by the Parent pursuant to Section 5.11(a), which in the reasonable opinion of Parent do not materially detract from the value of or interfere with the present use of the property affected thereby.


                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

        SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company;

        (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and any applicable foreign antitrust or similar acts shall have expired or been terminated;

        (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

        (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

        SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct to the extent required as of such date), with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

        (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

        (d) Estoppel Certificates. Each of the firms providing services to the Company with respect to legal services, accounting services, investment banking services, printing services, environmental services and other miscellaneous services with respect to the transaction contemplated by this Agreement shall provide to the Company, in a form reasonably satisfactory to Parent, a certificate setting forth the total fees owed such person by the Company with respect to the transaction. Such fees, in the aggregate, shall not exceed the amounts set forth in Section 2.23 of the Company Disclosure Schedule;

        (e) Agreement Amendments. The Employment Agreement of Morton I. Schiff, dated August 18, 1994, as amended December 12, 1996, shall have been amended in a manner reasonably acceptable to Parent so that the total of all amounts received by Morton I. Schiff from the Company as a result of the transactions contemplated by this Agreement do not exceed the maximum amount permitted by Section 280G of the Code so as to prohibit the Company from deducting such payment as an ordinary and necessary business expense.

        (f) Shareholder Agreement. Section 1.1 of the Shareholder Agreement shall have been approved by the Probate Court for the County of Oakland without material modification; and

        (g) Opinion of Counsel. Parent and Merger Sub shall have received the opinion of Honigman Miller Schwartz and Cohn, counsel to the Company, the form and substance of which shall be reasonably satisfactory to parent and Merger Sub and their counsel.

        SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement and, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct to the extent required as of such date) with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

        (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Merger Sub; and

        (d) Opinion of Counsel. The Company shall have received the opinion of Dykema Gossett PLLC, counsel to Parent and Merger Sub, the form and substance of which shall be reasonably satisfactory to the Company and its counsel.


                                 ARTICLE VII

                                 TERMINATION

        SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

        (a) by mutual written consent duly of the Boards of Directors of Parent and the Company; or

        (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.7 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

        (d) by Parent or the Company, if the requisite vote of the shareholders of the Company shall not have been obtained by December 15, 1997, except that the Company shall not be entitled to elect to terminate this Agreement unless it has complied with its obligations under Section 5.2; or

        (e) by Parent or the Company, respectively (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made or become untrue, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that in either case of (i) or
(ii) above the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"). Notwithstanding the foregoing, if a Terminating Breach of the type described in (i) above is cured by eliminating the facts or circumstances giving rise to the untruth (and not by simply correcting or supplementing the disclosure with respect thereto) (A) within 30 days of the earlier of (i) the date it becomes known to officers of Parent or the Company, as the case may be, or (ii) the date on which notice is given by the Company to Parent under Section 5.6 of the Agreement or notice is given by the Parent to the Company, as the case may be; and (B) upon terms reasonably satisfactory to the other party (and, in the case of the Company, without the payment of money), then neither Parent nor the Company, respectively, may terminate this Agreement on account of such Terminating Breach; provided, that the right to cure provided in this sentence shall not be available for any untruth constituting an intentional misstatement or omission;

        (f) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Acquisition Proposal, or has resolved to do so; or

        (g) by Parent, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Parent or its affiliates or the Shareholder is or becomes the beneficial owner of 19.9% or more of the outstanding Shares; or

        (h) by the Company, if the Company shall have accepted an Acceptable Offer in compliance with the terms of Section 4.2 hereof as evidenced by the execution of a definitive agreement with respect thereto; or

        (i) by Parent, within 15 calendar days after the date hereof if the Parent reasonably determines, based on the advice of its environmental consultant, that (i) the representation in Section 2.16 is incorrect, or (ii) environmental liabilities of the Company over the three (3) year period subsequent to the Closing are reasonably anticipated to exceed $600,000; or
(iii) the Company's liabilities relating to the real property previously conveyed by the Company to Wilkie Brothers Conveyers, Inc. ("Wilkie"), including, but not limited to, liabilities to Wilkie, the City of Marysville and the State of Michigan, related to the environmental contamination of such real property are likely to exceed $580,000.

        (j) by Parent, if the condition set forth in Section 6.2(f) is not satisfied within forty five (45) days of the date hereof; or

        (k) by Parent, pursuant to Section 5.11 or if the condition set forth in Section 6.2(d) has not been satisfied.

        SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) for a Terminating Breach (A) under Section 7.1(e)(i) if the untruth in the representation or warranty arose from an intentional misstatement or omission or (B) under Section 7.1(e)(ii), (ii) as set forth in Section 7.3 and Section
8.1 hereof, and (iii) nothing herein shall relieve any party from liability for any breach of a covenant or agreement contained in this Agreement.

        SECTION 7.3  Fees and Expenses.

        (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that the Company shall promptly reimburse the Parent for one-half of the filing fee paid by the Parent pursuant to the HSR Act.

        (b) The Company shall pay Parent a fee of $1,000,000 (the "Fee") upon the first to occur of the following events:

               (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.1(d) at a time when the Parent is also entitled to terminate this Agreement pursuant to Section 7.1(f), as a result of the failure to receive the requisite vote for approval and adoption of this Agreement and Merger by the shareholders of the Company at the Shareholder Meeting; or

               (ii) the termination of this Agreement by Parent pursuant to
        Section 7.1(f); or

               (iii) the termination of this Agreement by Parent pursuant to
        Section 7.1(g) if, within one year of any such termination, a person shall acquire or beneficially own a majority of the then outstanding shares of the Company Common Stock or obtained representation on the Company's Board of Directors or shall enter into a definitive agreement with the Company with respect to an Acquisition Proposal or similar business combination; or

               (iv) the termination of this Agreement by the Company pursuant to Section 7.1(h).

        (c) The Company shall reimburse Parent its reasonable out-of-pocket fees and expenses relating to the transactions contemplated by this Agreement in the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) as the result of the failure to receive the requisite vote for approval and adoption of this Agreement and the Merger by the shareholders of the Company at the Shareholder Meeting, and (ii) the Parent is not entitled to terminate this Agreement pursuant to Section 7.1(f).

        (d) The Fee and expenses payable pursuant to Sections 7.3(b) or 7.3(c) shall be paid within one business day after the first to occur of any of such events, except to the extent otherwise provided in Section 4.2(e).


                                 ARTICLE VIII

                              GENERAL PROVISIONS

        SECTION 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

        (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in this Section 8.1 shall survive independently; those set forth in Article I and in Section 5.5 shall survive the Effective Time indefinitely; those set forth in Section 5.10 shall survive such termination for so long as the Shareholder Agreement is in full force and effect; and those set forth in Section 7.3 shall survive such termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

        (b) Notwithstanding anything to the contrary contained in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule, any information disclosed in one section of this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be disclosed with respect to this Agreement, and all sections of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, into which they are specifically incorporated by reference.

        SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a)    If to Parent or Merger Sub:

               Oxford Automotive, Inc.
               2000 North Woodward Avenue, Suite 130
               Bloomfield Hills, Michigan  48304

               Telecopier No.: (810) 540-7280
               Telephone No.: (810) 540-0031
               Attention:  President

        With a copy to:

               Rex E. Schlaybaugh, Jr., Secretary
               Oxford Automotive, Inc.
               2000 North Woodward Avenue, Suite 130
               Bloomfield Hills, Michigan  48304

               Telecopier No.: (810) 540-7280
               Telephone No.: (810) 540-0031

        (b)    If to the Company:

               Howell Industries, Inc.
               Suite 650
               17515 West Nine Mile Road
               Southfield, Michigan  48075

               Telecopier No.: (810) 424-8131
               Telephone No.: (810) 424-8220
               Attention:  President


               With a copy to:

               Cyril Moscow, Esq.
               Honigman Miller Schwartz and Cohn
               First National Building
               Detroit, Michigan  48286

               Telecopier No.: (313) 962-0176
               Telephone No.: (313) 256-7718

        SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

        (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

        (c) "business day" means any day other than a day on which banks in the State of Michigan are required or authorized to be closed;

        (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any subsidiary thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

        SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

        SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Michigan applicable to contracts executed and fully performed within the State of Michigan.

        SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [This space intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    OXFORD AUTOMOTIVE, INC.


                                    By: /s/ Selwyn Isakow
                                       ................................
                                       Name: Selwyn Isakow
                                       Title: Chairman


                                    HI ACQUISITION, INC.


                                    By: /s/ Patrick T. Flynn
                                       ................................
                                       Name: Patrick T. Flynn
                                       Title: President



                                    HOWELL INDUSTRIES, INC.


                                    By: /s/ Morton I. Schiff
                                       ..................................
                                       Name: Morton I. Schiff
                                       Title: President

                                                                   APPENDIX B

                           [RONEY & CO LETTERHEAD]



May 20, 1997


The Board of Directors
Howell Industries, Inc.
17515 West 9 Mile Road
Suite 650
Southfield, MI 48075

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be received by the shareholders of Howell Industries, Inc. ("Company") in connection with the sale of all the outstanding common stock of the Company. Under the proposed terms of the acquisition agreement, the shareholders of the Company would receive $37 per share in cash ("Consideration") in exchange for each share of the Company owned. The Consideration would be paid in cash at the transaction closing date.

Roney & Co. ("Roney") is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities in connection with public offerings, valuations and merger and acquisition transactions. Our research analysts publish regular reports on individual automotive supplier companies. Our firm makes principal markets in various automotive industry supplier stocks, and we have managed public offerings for automotive supplier companies.


In arriving at the opinion as set forth below, we have, among other things:

For the Company:
    I. Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the fiscal years ending July 31, 1994, 1995, and 1996;

    II. Reviewed the historical stock price and trading activity for the common stock of the Company;

    III. Reviewed certain internal historical and financial forecasts relating to the business, earnings, cashflow, assets and prospects for the Company furnished to us by the Company;

    IV. Conducted discussions with members of senior management of the Company concerning its business and prospects;

    V.      Visited the Company's main operating facility in  Masury, OH;

    VI. Reviewed certain asset appraisal information prepared on the Company's behalf;

The Board of Directors
Howell Industries, Inc.
Page 2 of 3


    VII. Discussed with the Company's operating executives the prospects of the Company, identifying areas of potential concern relating to the current and projected financial performance and the preliminary responses from certain customers;

    VIII. Reviewed the proposed Agreement and Plan of Merger (the "Merger Agreement") to be signed by the Company;

    IX. Discussed with the Company's management and advisors the legal, financial and practical ramifications of the Merger Agreement;

    X. Performed various valuation models including discounted cashflow, comparable companies, leveraged buyout and merger and acquisition comparison;

    XI. Compared certain financial characteristics of the Company to other publicly held companies in the industry that we deemed to be relevant;

    XII. Researched current industry conditions and trends concerning the valuation of recent mergers and acquisitions; and

    XIII. Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed necessary.


In preparing our opinion, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to us by the Company. We have not assumed any responsibility for independent verification of such information or any independent appraisal of the Company's assets. With respect to the financial forecasts furnished to us by the Company, we have assumed, without any further independent investigations and analysis by Roney, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do no purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to the Company or the Merger Agreement. Accordingly, such analyses are not based solely on arithmetic calculations, rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of the Company or companies to which they are being compared. None of the analyses performed by us was assigned a greater significance than any other.

It should be noted that this opinion is based on economic and market conditions and other circumstance existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, from a financial point of view, of the Consideration being offered to the Company pursuant to the Agreement and does not address the Company's underlying business decision to effect the Merger Agreement or any other terms of the Merger Agreement.

The Board of Directors
Howell Industries, Inc.
Page 3 of 3


In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company in connection with any matter relating to the Merger Agreement and has been prepared solely for the confidential use of the Board of Directors and senior management of the Company and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement filed in connection with the Merger Agreement, provided that this opinion will be reproduced in full, and any description of or reference to us or summary of the opinion in such proxy statement will be in a form acceptable to us and our counsel.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration received by the shareholders of the Company, as proposed in the Merger Agreement, is fair, from a financial point of view.


Sincerely,

/s/ Roney & Co.

[GRAPHIC OMITTED]


                            HOWELL INDUSTRIES, INC.

                       Special Meeting of Shareholders
                                    , 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Morton Schiff and Cyril Moscow, and each of them, with power of substitution, the proxies of the undersigned to vote all stock of the undersigned at the Special Meeting of Shareholders of
HOWELL INDUSTRIES, INC. (the "Company"), to be held on          ,
    , 1997, and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF THE MERGER.

PLEASE VOTE, DATE, AND SIGN ON REVRSE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

 Please date this proxy and sign exactly as your name appears hereon. If the shares are registered in more than one name, each joint owner should sign. When signing as attorney, administrator, personal representative, executor, guardian or trustee, add your title to the signature.

    HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

_______________________________________      __________________________________

_______________________________________      __________________________________

_______________________________________      __________________________________

/x/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                     FOR   AGAINST   ABSTAIN
_______________________     1. Approval of Agreement /  /   /  /       /  /
                               and Plan of Merger
      HOWELL                   dated as of May 21, 1997.
     INDUSTRIES, INC.
_______________________     2. In their discretion with respect to any other
                               matters that may properly come before the meeting.

 RECORD DATE SHARES:





                                             -------------
Please be sure to sign and date this Proxy.      Date
----------------------------------------------------------


---Shareholder sign here------------Co-owner sign here----

Mark box at right if an address change has been noted on
the reverse side of this card.   /  /

DETACH CARD                                                        DETACH CARD